                                                                    EXHIBIT 12.1
                                ClimaChem, Inc.

                      Ratio of Earnings to Fixed Charges


For purposes of these computations, "earnings" represent net income before income taxes plus fixed charges, less capitalized interest plus amortization of interest capitalized in prior periods. "Fixed charges" consist of interest expense, including amortization of debt issuance costs, capitalized interest and the portion of rental expense which the Company believes is representative of the interest component of rental expense.

                                                                                                           Nine months
                                                                                                              ended
                                                               Year ended December 31,                      September 30,
                                                    -----------------------------------------------------
                                                       1992      1993     1994      1995       1996 (1)      1997 (1)
                                                    ---------  --------  ------   --------   ------------  -----------
                                                                 (In Thousands, Except Ratios)
Earnings:
  Income before income taxes                          $12,906    $13,470  $ 9,388  $11,154    $ 8,421       $  4,602
  Interest expense                                      6,464      5,949    6,021    7,056      6,068          6,457
  Amortization of debt issuance                           118        129      129      129        179            130
   costs
  Interest portion of rental expense                      907        592    1,117    1,074      1,471          1,505
  Current period amortization of                           73         73       73       73        100            214
   interest capitalized in prior
   periods
                                                      -------    -------  -------  -------    -------       --------
     Earnings                                         $20,468    $20,213  $16,728  $19,486    $16,239       $ 12,908
                                                      =======    =======  =======  =======    =======       ========

Fixed Charges:
  Interest expense                                    $ 6,464    $ 5,949  $ 6,021  $ 7,056    $ 6,068       $  6,457
  Capitalized interest                                      -          -      491    1,357      2,405          1,113
  Amortization of debt issuance                           118        129      129      129        179            130
   costs
  Interest portion of rental expense                      907        592    1,117    1,074      1,471          1,505
                                                      -------    -------  -------  -------    -------       --------
     Fixed Charges                                    $ 7,489    $ 6,670  $ 7,758  $ 9,616    $10,123       $  9,205
                                                      =======    =======  =======  =======    =======       ========

Ratio of Earnings to Fixed Charges                        2.7x       3.0x     2.2x     2.0x       1.6x           1.4x
                                                      =======    =======  =======  =======    =======       ========


(1) The Company has not presented Pro Forma Ratio of Earnings to Fixed Charges for these periods inasmuch as such amounts do not differ from the historical amounts by greater than 10%.